Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Third Quarter 2006 Results
GaAs Substrate Revenue Increases 30 Percent From Q2 2006;

FREMONT, Calif., October 30, 2006 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2006.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Third Quarter 2006 Results

Revenue for the third quarter of 2006 was $12.5 million, up 21 percent from $10.4 million in the second quarter of 2006.  Total GaAs substrate revenue was $10.6 million for the third quarter of 2006, up 30 percent from $8.1 million for the second quarter of 2006.  Revenue in the third quarter from indium phosphide substrate sales was $340,000, compared with $613,000 in the second quarter; germanium substrate sales were $387,000, compared with $169,000 in the second quarter, and raw materials sales were $1.3 million, compared with $1.4 million in the prior quarter.

Gross margin was 27.7 percent of revenue for the third quarter of 2006.  This included a benefit from the sale of approximately $802,000 in fully reserved wafers, which positively affected the quarterly gross margin by 6.4 percent.  By comparison, gross margin in the second quarter of 2006 was 26.6 percent.  This included a benefit from the sales of approximately $818,000 in fully reserved wafers, which positively affected second quarter gross margin by 7.9 percent.

Operating expenses were $4.5 million in the third quarter of 2006 compared with $4.4 million in the second quarter of 2006.  This increase was primarily the result of a $1.4 million impairment charge to write down the company’s U.S. property, which has been decommissioned and is being prepared for sale.  This charge was largely offset by lower selling, general and administrative expenses due to an insurance carrier reimbursement of certain legal fees and to bad debt collections.  Stock compensation expense for the third quarter of 2006 was $207,000, compared with $185,000 in the second quarter of 2006.

Loss from operations for the third quarter of 2006 was $1.0 million compared with $1.7 million for the second quarter.  The reduction in loss from operations was primarily due to the increase in gross profit and reduction in selling, general and administrative expenses, partially offset by the impairment charge.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

Net interest and other income for the third quarter of 2006 was $744,000 compared with net interest and other income of $925,000 for the second quarter.  Other income in the third quarter included a gain of $650,000 on the sale of 300,000 shares of Finisar Corporation, compared with a gain of $1.0 million on the sale of 300,000 shares of Finisar Corporation in the second quarter.

The company recognized an income tax benefit of $862,000 for the third quarter of 2006, compared with an income tax provision of $138,000 in the second quarter.  Net income in the third quarter of 2006 was $639,000 or $0.02 per diluted share, compared with a net loss of $876,000 or $0.04 per diluted share in the second quarter.

Management Qualitative Comments

 “We are extremely proud today to report another strong quarter of growth in our revenue, as well as several exciting developments regarding our customer base,” said Phil Yin, chief executive officer.  “The third quarter was a very productive and rewarding quarter as we began to reap the benefits of the changes we have made over the past 18 months.

“Our gallium arsenide (GaAs) revenue grew 30 percent from the second quarter.  This growth was driven by increasing demand for our 4” and 6” semi-insulating GaAs substrates, used primarily in HBT and PHEMPT devices for wireless handset applications.  We have several significant customer qualifications going on for both semi-insulating and semi-conducting substrates with Tier 1 companies.  These customer qualifications are particularly important to AXT because the invitations by these customers to re-qualify our substrates indicate that our industry is recognizing the improvements that we have made. We have shipped wafers to these customers for qualification and hope to move into volume production with these customers in early 2007.

“Germanuim (Ge) substrates also continue to be a very interesting part of our business.  While our revenue in this area is comparatively small, it has experienced significant growth over the past several quarters.  AXT now has shipped qualification samples to customers all over the world and is in volume production with two customers in Asia. We believe that the greater efficiencies of triple junction concentrator solar cells, coupled with the shortage of poly silicon, are causing Ge substrates to become the material of choice for photovoltaic applications.

“In closing, this is a great time for AXT.  We are enormously proud of the substantial improvements that we have made in our business in the past 18 months and we are energized by the opportunities in front of us.  As I mentioned last quarter, we believe that there are several areas that can yield considerable growth. First, we believe that our core business can grow through capacity expansion in areas such as 6 and 4-inch semi-insulating substrates where the industry is severely constrained, as well as through continued development of our customer base.  Second, we believe that our raw materials business is increasingly becoming a key strategic differentiator, and thus we expect to increase our raw materials sales efforts and explore new investment opportunities.  Finally, as device requirements become more demanding based on product innovations and applications, we will continue to explore businesses complementary to our core product line that we believe will allow us to serve the increasing demand for compound semiconductor substrates now and in the future.  We look forward to exploring each of these opportunities over the coming quarters.  We believe that there is much room for growth ahead of us, and we are focused on enhancing the value of AXT for our stockholders, our employees and our customers.”

Outlook for Fourth Quarter, Ending December 31, 2006

AXT estimates that its revenue for the fourth quarter will increase to between $12.9 million and $13.6 million. Also, the company estimates that its net loss per diluted share will be between $0.02 and $0.05, which takes into account stock compensation expense of approximately $950,000 as the company gives out annual grants to its employees during the fourth quarter, and approximately $500,000 in accrued severance payments as the company anticipates an executive management change by year end, details of which will be provided in a press release as soon as the terms and conditions are finalized.

In September 2006, tax authorities in the People’s Republic of China (PRC) announced their intention to impose customs duties on, and to reduce or eliminate refunds of value-added taxes that companies pay when they purchase certain raw materials, including gallium and arsenic.  The combination of these actions could significantly increase our costs.  Implementing regulations will not be published before late November, and it is possible that these regulations will not be adopted or that changes will be made in their outline before adoption.  Lobbying efforts are being made to remove gallium and arsenic from the list of affected materials, but there is no way to know if these efforts will have any impact on the final form of the regulations.  There appears to be a possibility that the value-added tax refund on gallium will not be completely eliminated, but merely reduced.  If the regulations are adopted as currently proposed, they would not have a material impact on our fourth quarter results because they would only be in effect for a portion of the quarter.  They may, however, potentially have a significant adverse impact on our gross margins and net income (loss) in 2007, although we do not have the facts necessary to estimate its magnitude at this time.  We are also exploring ways of restructuring our operations in the PRC in order to mitigate the impact of these regulations if and when they are adopted.   We will not know the exact impact of any restructuring or the amount of time that it might take to accomplish until toward the end of this year.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PST. The conference call can be accessed at (973) 935-2100 (PIN 7912345). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (973) 341-3080 until November 6, 2006. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our moving into volume production with new customers, germanium substrates becoming the material of choice for photovoltaic applications, capacity expansion and increasing raw materials sales efforts.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue	$12,547	$6,153	$31,373	$18,819
Cost of revenue	9,068	5,008	23,625	17,268
Gross profit	3,479	1,145	7,748	1,551

Operating expenses:
Selling, general and administrative	2,641	2,898	9,724	9,866
Research and development	392	472	1,497	1,257
Impairment charge	1,417	—	1,417	—
Restructuring charge (benefit)	—	14	(2)	376
Total operating expenses	4,450	3,384	12,636	11,499
Loss from operations	(971)	(2,239)	(4,888)	(9,948)
Interest income, net	103	136	342	386
Other income (expense), net	641	(193)	1,693	(494)
Loss before provision (benefit) for income taxes	(227)	(2,296)	(2,853)	(10,056)
Provision (benefit) for income taxes	(862)	45	(406)	98
Income (loss) from continuing operations	635	(2,341)	(2,447)	(10,154)
Discontinued operations:
Gain from disposal, net of tax	—	250	—	603
Gain from discontinued operations, net of tax	4	9	7	67
Net income (loss)	$639	$(2,082)	$(2,440)	$(9,484)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.03	$(0.10)	$(0.11)	$(0.45)
Gain from discontinued operations	0.00	0.01	0.00	0.03
Net income (loss) per share - basic	$0.03	$(0.09)	$(0.11)	$(0.42)
Shares used in computing basic income (loss) per share	23,158	22,994	23,066	23,073

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.02	$(0.10)	$(0.11)	$(0.45)
Gain from discontinued operations	0.00	0.01	0.00	0.03
Net income (loss) per share - diluted	$0.02	$(0.09)	$(0.11)	$(0.42)
Shares used in computing diluted income (loss) per share	24,378	22,994	23,066	23,073

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2006	2005
Assets:
Current assets
Cash and cash equivalents	$10,587	$17,472
Short-term investments	5,357	5,555
Accounts receivable, net	8,800	5,226
Inventories, net	17,359	16,156
Prepaid expenses and other current assets	4,079	1,801
Assets held for sale	4,659	—
Total current assets	50,841	46,210

Property, plant and equipment, net	10,772	17,306
Other assets	3,806	3,832
Restricted deposits	7,150	7,450

Total assets	$72,569	$74,798

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$4,078	$3,070
Accrued liabilities	4,407	6,028
Accrued restructuring	—	465
Current portion of long-term debt	450	300
Total current liabilities	8,935	9,863

Long-term debt, net of current portion	6,803	7,420
Other long-term liabilities	2,237	1,897
Total liabilities	17,975	19,180

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	156,641	155,464
Accumulated deficit	(107,216)	(104,776)
Other comprehensive income	1,637	1,398
Total stockholders’ equity	54,594	55,618

Total liabilities and stockholders’ equity	$72,569	$74,798